UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                -----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                       Irvine Apartment Communities, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    463606103
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                                 (CUSIP Number)

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* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G
CUSIP No. 463606103
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1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      LaSalle Advisors Limited Partnership
      36-3637257
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2     Check the Appropriate Box If a Member of a Group*                  a.  |X|
                                                                         b.  |_|
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3     SEC Use Only

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4     Citizenship or Place of Organization

      Delaware
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                  5     Sole Voting Power
  Number of
   Shares               354,700
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             131,300
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        354,700
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        361,500
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9     Aggregate Amount Beneficially Owned by Each Reporting Person

      716,200
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10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |X|

      Excludes shares beneficially owned by ABKB/LaSalle Securities Limited Partnership, see page 3.
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11    Percent of Class Represented By Amount in Row (9)

      3.87%
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12    Type of Reporting Person*

      IA
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
CUSIP No. 463606103
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1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      ABKB/LaSalle Securities Limited Partnership
      36-3991973
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2     Check the Appropriate Box If a Member of a Group*                  a.  |X|
                                                                         b.  |_|
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3     SEC Use Only

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4     Citizenship or Place of Organization

      Maryland
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                  5     Sole Voting Power
  Number of
   Shares               122,400
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             369,675
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        122,400
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        476,000
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9     Aggregate Amount Beneficially Owned by Each Reporting Person

      598,400
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10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |X|

      Excludes shares beneficially owned by LaSalle Advisors Limited Partnership, see page 2.
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11    Percent of Class Represented By Amount in Row (9)

      3.24%
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12    Type of Reporting Person*

      IA
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
CUSIP No. 463606103
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1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      William K. Morrill, Jr.
      ###-##-####
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2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
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3     SEC Use Only

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4     Citizenship or Place of Organization

      United States
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                  5     Sole Voting Power
  Number of
   Shares               477,100 (1,2)
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             500,975 (1,2)
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        477,100 (1,2)
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        837,500 (1,2)
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9     Aggregate Amount Beneficially Owned by Each Reporting Person

      1,314,600 (1,2)
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10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|

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11    Percent of Class Represented By Amount in Row (9)

      7.11% (1,2)
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12    Type of Reporting Person*

      IN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G
CUSIP No. 463606103
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1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Keith R. Pauley
      ###-##-####
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2     Check the Appropriate Box If a Member of a Group*                  a.  |_|
                                                                         b.  |_|
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3     SEC Use Only

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4     Citizenship or Place of Organization

      United States
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                  5     Sole Voting Power
  Number of
   Shares               477,100 (1,2)
Beneficially            --------------------------------------------------------
  Owned By        6     Shared Voting Power
    Each
  Reporting             500,975 (1,2)
   Person               --------------------------------------------------------
    With          7     Sole Dispositive Power

                        477,100 (1,2)
                        --------------------------------------------------------
                  8     Shared Dispositive Power

                        837,500 (1,2)
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9     Aggregate Amount Beneficially Owned by Each Reporting Person

      1,314,600 (1,2)
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10    Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares* |_|


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11    Percent of Class Represented By Amount in Row (9)

      7.11% (1,2)%
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12    Type of Reporting Person*

      IN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

         (a) Name of Issuer:     Irvine Apartment Communities, Inc.

         (b) Address of Issuer's Principal Executive Offices

             550 Newport Center Drive, Suite 300, Newport Beach, California
             92660

Item 2.

       LaSalle Advisors Limited Partnership provides the following information:

         (a) Name of Person Filing:  LaSalle Advisors Limited Partnership

         (b) Address of Principal Business Office or, if none, Residence

             11 South LaSalle Street, Chicago, Illinois  60603

         (c) Citizenship:                       Delaware

         (d) Title of Class of Securities:      Common Stock

         (e) CUSIP Number:                      463606103

ABKB/LaSalle Securities Limited Partnership provides the following information:

         (a) Name of Person Filing:  ABKB/LaSalle Securities Limited Partnership

         (b) Address of Principal Business Office or, if none, Residence

             11 South LaSalle Street, Chicago, Illinois  60603

         (c) Citizenship:                                     Maryland

         (d) Title of Class of Securities:                    Common Stock

         (e) CUSIP Number:                                    463606103

     William K. Morrill, Jr. is filing as an employee of both LaSalle Advisors Limited Partnership and ABKB/LaSalle Securities Limited Partnership and provides the following information solely because of those relationships:


         (a) Name of Person Filing:    William K. Morrill, Jr.

         (b) Address of Principal Business Office or, if none, Residence

             11 S. LaSalle Street, Chicago, Illinois  60603

         (c) Citizenship:                                     United States

         (d) Title of Class of Securities:                    Common Stock

         (e) CUSIP Number:                                    463606103

         Keith R. Pauley is filing as an employee of both LaSalle Advisors Limited Partnership and ABKB/LaSalle Securities Limited Partnership and provides the following information solely because of those relationships:


         (a) Name of Person Filing:                           Keith R. Pauley

         (b) Address of Principal Business Office or, if none, Residence

             11 S. LaSalle Street, Chicago, Illinois  60603

         (c) Citizenship:                                     United States

         (d) Title of Class of Securities:                    Common Stock

         (e) CUSIP Number:                                    463606103

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) |_|    Broker or Dealer registered under Section 15 of the Act
         (b) |_|    Bank as defined in Section 3(a)(6) of the Act
         (c) |_|    Insurance Company as defined in Section 3(a)(19) of the Act
         (d) |_|    Investment Company registered under Section 8 of the
                    Investment Company Act
         (e) |X|(3) Investment Adviser registered under Section 203 of the
                    Investment Advisers Act of 1940
         (f) |_|    Employee Benefit Plan, Pension Fund which is subject to
                    the provisions of the Employee Retirement Income Security
                    Act of 1974 or Endowment Fund;
                    see ss.240.13d-1(b)(1)(ii)(F)
         (g) |_|    Parent Holding Company, in accordance with
                    ss.240.13d-1(b)(ii)(G) (Note:  See Item 7)
         (h) |_|    Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)
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(3) This response is provided on behalf of LaSalle Advisors Limited Partnership and ABKB/LaSalle Securities Limited Partnership, each an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, and two of their employees, William K. Morrill, Jr. and Keith R. Pauley.

Item 4.  Ownership

     If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     LaSalle Advisors Limited Partnership provides the following information:

      (a) Amount Beneficially Owned:                                     716,200
      (b) Percent of Class:                                              3.87%
      (c) Number of shares as to which such person has:

          (i)   sole power to vote or to direct the vote:                354,700

          (ii)  shared power to vote or to direct the vote:              131,300

          (iii) sole power to dispose or to direct the disposition of:   354,700

          (iv)  shared power to dispose or to direct the disposition of: 361,500

     ABKB/LaSalle Securities Limited Partnership provides the following information:

     (a) Amount Beneficially Owned:                                      598,400
     (b) Percent of Class:                                                 3.24%
     (c) Number of shares as to which such person has:

        (i)   sole power to vote or to direct the vote:                  122,400

        (ii)  shared power to vote or to direct the vote:                369,675

        (iii) sole power to dispose or to direct the disposition of:     122,400

        (iv)  shared power to dispose or to direct the disposition of:   476,000

     William K. Morrill, Jr. is filing as an employee of both LaSalle Advisors Limited Partnership and ABKB/LaSalle Securities Limited Partnership and provides the following information solely because of those relationships:

     (a) Amount Beneficially Owned:                               1,314,600(1,2)
     (b) Percent of Class:                                            7.11%(1,2)
     (c) Number of shares as to which such person has:

        (i)   sole power to vote or to direct the vote:             477,100(1,2)

        (ii)  shared power to vote or to direct the vote:           500,975(1,2)

        (iii) sole power to dispose or to direct
              the disposition of:                                   477,100(1,2)

        (iv)  shared power to dispose or to direct
              the disposition of:                                   837,500(1,2)

     Keith R. Pauley is filing as an employee of both LaSalle Advisors Limited Partnership and ABKB/LaSalle Securities Limited Partnership and provides the following information solely because of those relationships:

     (a) Amount Beneficially Owned:                               1,314,600(1,2)
     (b) Percent of Class:                                            7.11%(1,2)
     (c) Number of shares as to which such person has:

        (i)   sole power to vote or to direct the vote:             477,100(1,2)

        (ii)  shared power to vote or to direct the vote:           500,975(1,2)

        (iii) sole power to dispose or to direct
              the disposition of:                                   477,100(1,2)

        (iv)  shared power to dispose or to direct
              the disposition of:                                   837,500(1,2)

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     (1) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for any purpose.

     (2) These shares represent the same shares previously listed by LaSalle Advisors Limited Partnership and ABKB/LaSalle Securities Limited Partnership and are not cumulative.

Item 5. Ownership of Five Percent or Less of a Class

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.


Item 6. Ownership of More than Five Percent on Behalf of Another Person

        Not applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

        Not applicable.


Item 8. Identification and Classification of Members of the Group

     The two members of the Group are: LaSalle Advisors Limited Partnership ("LaSalle") and ABKB/LaSalle Securities Limited Partnership ("ABKB/LaSalle").

     ABKB/LaSalle is a Maryland limited partnership, the limited partner of which is LaSalle and the general partner of which is ABKB/LaSalle Securities, Inc., a Maryland corporation, the sole stockholder of which is LaSalle. LaSalle and ABKB/LaSalle, each registered investment advisers, have different advisory clients. Messrs. William K. Morrill, Jr. and Keith R. Pauley are responsible for the securities investment decisions made by LaSalle and ABKB/LaSalle on behalf of their clients.

Item 9. Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     The parties agree that this statement is filed on behalf of each of them.

Dated: February 11, 1997

                                    LASALLE ADVISORS LIMITED PARTNERSHIP

                                    By:   /s/  William K. Morrill, Jr.
                                          ----------------------------------
                                    Name: William K. Morrill, Jr.
                                    Title:    Managing Director

                                    ABKB/LASALLE SECURITIES LIMITED PARTNERSHIP

                                    By:   /s/  William K. Morrill, Jr.
                                          ----------------------------------
                                    Name: William K. Morrill, Jr.
                                    Title:    Managing Director


                                              /s/  Keith R. Pauley
                                              ---------------------------------
                                                   Keith R. Pauley


                                              /s/  William K. Morrill, Jr.
                                              ---------------------------------
                                                   William K. Morrill, Jr.